Exhibt 23.1

Tel: 312-856-9100 Fax: 312-856-1379 www.bdo.com	330 North Wabash, Suite 3200 Chicago, IL 60611

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated January 16, 2026, relating to the consolidated financial statements of Chicago Atlantic Real Estate Finance, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Chicago, Illinois

January 16, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.